MOSSIMO INC. SIGNS MAJOR LICENSING DEAL WITH TARGET
CORPORATION AND REPORTS FOURTH QUARTER AND FISCAL YEAR 1999
SALES AND EARNINGS

IRVINE, Calif.--(BUSINESS WIRE)--March 28, 2000--Mossimo, Inc. (NYSE:MGX -
NEWS), a modern lifestyle branded apparel company announced today that it has entered into a major, multi-product licensing agreement with Target Corporation (NYSE:TGT - NEWS). The company also announced financial results for the fourth quarter and fiscal year ended December 31, 1999, as well as the resignation of its President and Chief Executive Officer, Edwin Lewis.

According to the licensing agreement, Mossimo, Inc. will contribute design services and license the Mossimo trademark to Target Corp. in the U.S., in return for royalties with substantial guaranteed minimum payments. Target will collaborate on design and be responsible for product development, sourcing, quality control and inventory management. Under this agreement, Mossimo will not be responsible for carrying any inventory. The licensed product line will initially include men's and women's apparel, but may be expanded to include all soft line categories, fragrances, other accessories and house wares, not subject to existing license agreements with other licensees, and will be distributed through all 923 Target stores across the U.S. Mossimo's existing licenses will remain in effect. Although specifics of the deal were not disclosed, the three-year sales guarantee beginning February 2001 is $1 billion.

Mossimo Giannulli, Chairman and Creative Director of Mossimo, Inc. commented, "We are pleased to announce this alliance with Target, as this arrangement combines our design vision and marketing philosophy with Target's national reputation, merchandising expertise and powerful distribution capabilities. By joining forces with what we believe to be one of the leading retailers in the market today, we can further leverage the strength of the Mossimo brand and significantly expand our reach. Target has had great success with other highly recognized designers such as Michael Graves and Phillipe Starck in home goods, and we believe the opportunities for us are tremendous. I truly believe this represents the next big evolution in retailing -- dominant retailers working together with marquee brands toward a common goal."

"Mossimo has a strong, loyal following among our design-savvy guests," said Bob Ulrich, Chairman and Chief Executive Officer of Target Corporation. "His vision and creativity will help us continue to provide cutting edge design at an affordable price."

As part of this deal, Mossimo, Inc. entered into an agreement with Cherokee Inc. (NASDAQ:CHKE - NEWS), to assist and advise on the deal. Cherokee Inc. markets its Cherokee brand and other brands worldwide. "Cherokee has pioneered what I believe to be a truly successful and unique strategy for the retail industry," Mr. Giannulli continued. "While my personal involvement and product design makes this deal different from the Target/Cherokee agreement, the template established by Cherokee remains the same. Robert Margolis, Cherokee's Chairman, President and CEO, has been a tremendous help in executing this agreement."

Mossimo, Inc. also reported financial results for the fourth quarter and twelve months ended December 31, 1999. Net sales for the quarter decreased to $7.4 million, compared to $8.4 million for the fourth quarter of 1998. The decrease in net sales was primarily due to severe price reductions in department stores, resulting in greater markdown assistance from the Company. The Company reported a net loss of $7.0 million versus a net loss of $2.6 million in the same period in 1998, and the diluted earnings per share loss was $0.46 versus a diluted earnings per share loss of $0.17 in the fourth quarter of 1998.

Royalty income increased to $887,000 in the fourth quarter of 1999 from $756,000 in the corresponding quarter in 1998. The increase was primarily due to increased royalties from some of the Company's domestic licensees, which were offset in part by reduced royalties as a result of the termination of the Company's accessories license agreement as of December 31, 1998.

Gross profit as a percentage of net sales decreased to (35%) during the fourth quarter of 1999 compared to 23% in the corresponding quarter in 1998. The decrease was primarily due to additional production costs for product which did not clear or was delayed by U.S. Customs and additional markdown assistance, partially offset by increased men's and women's regular-priced sales and increased margins on sales of excess inventory during the fourth quarter of 1999, as compared to the fourth quarter of 1998. Total operating expenses remained flat at $5.0 million versus the corresponding quarter, despite increased marketing expenditures. However, operating expenses as a percentage of sales rose to 68% compared to 60% primarily due to the decrease in sales discussed above.

Net sales for the year ended December 31, 1999 increased 5% to $47.4 million, compared to $45.3 million for the year ended December 31, 1998. The Company reported a net loss of $12.9 million, versus a net loss of $13.8 million in the same period last year, and the diluted earnings per share loss was $0.86 versus diluted earnings per share loss of $0.92 in 1998. Excluding a one-time, non cash charge of $6.1 million related to insurance coverage recorded during the second quarter of 1999, the Company's net loss was $6.8 million and diluted earnings per share loss was $0.45 for 1999.

The Company has been advised by its independent public accountants that, unless the Company is able to obtain certain financing arrangements, their auditor's report on the financial statements as of December 31, 1999 will be qualified as to the ability to continue as a going concern. Since royalties from the Target agreement are not expected to commence until May 2001, the Company is actively seeking financing to cover anticipated operating shortfalls during this interim period.

Mr. Giannulli further commented, "Over the past three years, we have evaluated a number of strategic alternatives, to improve the Company's long-term prospects and increase shareholder value. Since Edwin's arrival, we achieved many positive things. In 1999, we successfully transformed Mossimo into a modern collection business, which allowed us to significantly increase our penetration in department stores. We also upgraded our marketing efforts and created a new Mossimo lifestyle campaign, more reflective of our contemporary brand image, and signed an exclusive, multi-year endorsement agreement with David Duval, one of the top two golfers in the world, which further validated our lifestyle positioning, product design and philosophy.

"But as the retailers continue to rely more and more on the brands to meet their margin goals, it has become increasingly difficult for under-capitalized companies, like ours, to compete," Mr. Giannulli continued. "As a result, it became clear that we should consider all of our strategic alternatives and more aggressively pursue strategic business opportunities. Therefore, we retained Wasserstein Perella & Co. to assist and advise us in this process.

"After, significant due diligence, we concluded that a partnership with Target is the most beneficial course of action for both our stockholders and the Mossimo brand, and we are optimistic that it will generate long-term growth. However, this new arrangement will also certainly change our operating structure. Due to the changes in the Company's operations and its new business model, Edwin Lewis is resigning his position as President and Chief Executive Officer and Director, but will assume an advisory role going forward." Mossimo, Inc. also announced that as a result of this new Target agreement, the Company will implement a significant number of layoffs as it streamlines its business operations. The ongoing infrastructure will primarily consist of design and finance functions.

Mr. Giannulli commented, "This new arrangement is not the traditional wholesale to retail business that is Edwin's unique expertise. Therefore he has resigned his position as President and CEO. I have asked him to remain on in an advisory role, and he has gladly accepted."

Mr. Giannulli continued, "Edwin Lewis has been a tremendous asset to our Company over the past 16 months and I would like to thank him for his hard work and dedication. In my opinion, Edwin is unmatched in the industry in terms of talent, as well as integrity. He has become a close friend and respected confidant, and I am pleased he will continue to be involved with the Company going forward, albeit in a different capacity."

Mr. Giannulli concluded, "We are closing one chapter in our Company's history and now we are beginning another. It is an exciting time for Mossimo, Inc. and we look forward to capitalizing on the opportunities that lie ahead."

Founded in 1987, Mossimo, Inc. is a designer and manufacturer of men's and women's sportswear, with a focus on the contemporary fashion-minded consumer.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including changes in consumer demands and preferences, competition from other lines, and uncertainties generally associated with product introductions and apparel retailing. More information on factors which could affect the company's financial results is included in the company's 1999 annual report and Form 10-K, filed with the S.E.C.

                     MOSSIMO, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)


                               Three Months          Twelve Months
                             Ended December 31,    Ended December 31,
                             ------------------    ------------------
                               1999      1998        1999      1998
                             --------  --------    --------  --------
                                 (unaudited)      (unaudited)
Net sales                    $  7,384  $  8,379    $ 47,393  $ 45,310
Cost of sales                   9,946     6,449      37,069    35,994
                             --------  --------    --------  --------
   Gross profit                (2,562)    1,930      10,324     9,316
Royalty income, net               887       756       3,686     3,214
                             --------  --------    --------  --------
                               (1,675)    2,686      14,010    12,530
                             --------  --------    --------  --------

OPERATING EXPENSES:
   Selling, general and
    administrative              5,037     5,043      20,001    21,677
   Non-cash insurance premium       -         -       6,100         -
   Lease restructuring              -        (6)          -     3,792
                             --------  --------    --------  --------

       Total operating
        expenses                5,037     5,037      26,101    25,469
                             --------  --------    --------  --------
Operating income loss          (6,712)   (2,351)    (12,091)  (12,939)
                             --------  --------    --------  --------

OTHER EXPENSE:
   Other, net                       -       (13)         (3)     (140)
   Interest, net                 (231)     (145)       (834)     (612)
                             --------  --------    --------  --------
       Net other expense         (231)     (158)       (837)     (752)


                             --------  --------    --------  --------
Net loss before income taxes   (6,943)   (2,509)    (12,928)  (13,691)
Provision for income taxes         13       107          13       107
                             --------  --------    --------  --------
Net loss                     $ (6,956) $ (2,616)   $(12,941) $(13,798)
                             ========  ========    ========  ========

Net loss per common share:
   Basic and diluted         $  (0.46) $  (0.17)   $  (0.86) $  (0.92)
                             ========  ========    ========  ========

Weighted average common
 shares outstanding:
   Basic and diluted           15,061    15,011      15,050    15,010
                             ========  ========    ========  ========



                     MOSSIMO, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED BALANCE SHEETS
            (in thousands, except share and per share data)

                                            December 31,
                                        1999           1998
                                     (unaudited)
ASSETS
CURRENT ASSETS:
  Cash                                $     473       $     176
  Accounts receivable, net                  787             979
  Due from factor, net                        -           3,064
  Inventories                             5,682           8,325
  Refundable taxes                            -             171
  Prepaid expenses and other
   current assets                           502             202
                                      ---------       ---------
     Total current assets                 7,444          12,917

PROPERTY AND EQUIPMENT, net               3,097           4,207

OTHER ASSETS                                195             235
                                      ---------       ---------
                                      $  10,736       $  17,359
                                      =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Due to factor, net                  $   1,298       $       -
  Line of credit                          2,135           4,759
  Accounts payable                        3,178           1,505
  Accrued liabilities                     1,290           1,834
  Current portion of long-term debt           8              21
  S distribution note                       215             266
                                      ---------       ---------
     Total current liabilities            8,124           8,385

DEFERRED ROYALTY INCOME                     213             325

LONG-TERM DEBT, net of current
 portion                                      3              10



COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.001;
   authorized shares 3,000,000; no
   shares issued or outstanding               -               -
  Common stock, par value $.001;
   authorized shares 30,000,000;
   issued and outstanding 15,077,253
   and 15,011,529 - 1999 and 1998,
   respectively                              15              15
  Additional paid-in capital             38,126          31,428
  Accumulated deficit                   (35,745)        (22,804)
                                      ---------       ---------
     Total stockholders' equity           2,396           8,639
                                      ---------       ---------
                                      $  10,736       $  17,359
                                      =========       =========



CONTACT:
     Company Contacts:
     Mossimo, Inc., Irvine
     Mossimo Giannulli, Chairman
     Jody Love, Vice President Finance
     949/797-0200
        or
     Investor Relations:
     Integrated Corporate Relations, Inc., Westport, CT
     Chad A. Jacobs
     203/222-9013